Exhibit 5.1

Akerman LLP
666 Fifth Avenue
20th Floor
New York, NY 10103
Tel: 212.880.3800
Fax: 212.880.8965

April 11, 2019

Carrols Holdco Inc.

968 James Street

Syracuse, NY 13203

Re:	Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as counsel to Carrols Holdco Inc., a Delaware corporation (the “Company”), in connection with that certain Agreement and Plan of Merger (the “Merger Agreement”), dated as of February 19, 2019 among the Company, Carrols Restaurant Group, Inc. (“Carrols”), GRC MergerSub Inc. (the “Carrols Merger Sub”), GRC MergerSub LLC, Cambridge Franchise Partners, LLC, Cambridge Franchise Holdings, LLC and New CFH, LLC. The Company is currently a wholly owned subsidiary of Carrols and Carrols is currently a reporting company whose common stock, par value $0.01 per share (“Carrols Common Stock”), is registered pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and listed on the NASDAQ Global Market. As part of the transactions contemplated by the Merger Agreement, Carrols will rearrange its holding company structure by merging Carrols Merger Sub with and into the Carrols with Carrols as the surviving entity (the “Merger”). As a result of the Merger, among other things, Carrols will become a wholly owned subsidiary of the Company. Upon consummation of the Merger, the Company will be renamed “Carrols Restaurant Group, Inc.” and Carrols will be renamed “Carrols Holdco Inc.” In connection with the Merger, the Certificate of Incorporation of the Company will be amended and restated substantially in the form of Exhibit 3.3 to the Registration Statement (as defined below). The Certificate of Incorporation of the Company as so amended and restated is hereinafter referred to as the “Restated Charter.” In addition, upon consummation of the Merger, (i) each share of Carrols Common Stock outstanding immediately prior to such consummation will be converted into one share of common stock, par value $0.01 per share, of the Company (the “NewCRG Common Stock”) and (ii) each share of Series B Convertible Preferred Stock, par value $0.01 per share, of Carrols outstanding immediately prior to such consummation will be converted into one share of Series B Convertible Preferred Stock, par value $0.01 per share, of the Company. NewCRG Common Stock will be listed on the NASDAQ Global Market and will trade under Carrols’ current Ticker symbol “TAST”.

We have also acted as counsel to the Company in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933 (the “Securities Act”) of the Company’s Registration Statement on Form S-4 (333-230554) (the “Registration Statement”) relating to the registration by the Company of the shares of NewCRG Common Stock (the “Shares” to be issued to holders of Carrols Common Stock upon conversion of their shares of Carrols Common Stock into shares of NewCRG Common Stock upon consummation of the Merger.

This opinion letter is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

We have examined and relied on originals or copies certified or otherwise identified to our satisfaction of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or appropriate for the purposes of this opinion letter. In such examination, we have assumed (a) the authenticity of original documents and the genuineness of all signatures; (b) the conformity to the originals of all documents submitted to us as copies; (c) the truth, accuracy and completeness of the information, representations and warranties contained in the records, documents, instruments and certificates we have reviewed; (d) the Registration Statement, and any amendments thereto (including post−effective amendments), will have become effective under the Securities Act; (e) the Restated Charter will have been approved by the directors of the Company and by Carrols as the sole stockholder of the Company and will have been filed with the Secretary of State of Delaware in accordance with the Delaware General Corporation Law (the “DGCL”); and (f) the Merger will have been consummated in accordance with the applicable terms of the Merger Agreement and the DGCL. As to any facts material to the opinions expressed herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and others.

Based upon and subject to the qualifications set forth elsewhere in this opinion letter, we are of the opinion that the Shares, when issued and delivered in accordance with the terms and conditions of the Merger set forth in the Merger Agreement, will be validly issued, fully paid and non-assessable shares of NewCRG Common Stock.

We express no opinion as to matters governed by the laws of any jurisdiction other than the federal laws of the United States and the DGCL. We neither express nor imply any obligation with respect to any other laws or the laws of any other jurisdiction or of the United States. For purposes of this opinion, we assume that the Shares will be issued in compliance with all applicable state securities or blue sky laws.

We assume no obligation to update or supplement this opinion letter if any applicable laws change after the date of this opinion letter or if we become aware after the date of this opinion letter of any facts, whether existing before or arising after the date hereof, that might change the opinions expressed above. This opinion letter is limited to the matters expressly stated herein and no opinions are to be inferred or may be implied beyond the opinions expressly so stated. Without limiting the generality of the foregoing, we neither express nor imply any opinion regarding the contents of the Registration Statement or the prospectus constituting a part of the Registration Statement, other than as expressly stated herein with respect to the Shares.

No portion of this letter may be quoted, circulated or referred to in any other document for any other purpose without our prior written consent.

We hereby consent to the use of our name under the heading “Legal Matters” in the prospectus constituting a part of the Registration Statement. We further consent to your filing a copy of this opinion letter as Exhibit 5.1 to the Registration Statement. In giving such permission, we do not admit hereby that we come within the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Akerman LLP

AKERMAN LLP